WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE
---------------------                Contact:  Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


   WERNER ENTERPRISES REPORTS FIRST QUARTER 2006 REVENUES AND EARNINGS

Omaha, Nebraska, April 17, 2006:
-------------------------------
     Werner Enterprises, Inc. (Nasdaq:WERN), one of the nation's largest truckload transportation and logistics companies, reported operating revenues and earnings for the first quarter ended March 31, 2006.

     Operating revenues increased 8% to $491.9 million in first quarter 2006 compared to $455.3 million in first quarter 2005. Net income increased 11% to $22.0 million in first quarter 2006 compared to $19.9 million in first quarter 2005. Earnings per share increased 11% to $.27 per share in first quarter 2006 compared to $.25 in first quarter 2005.

    Freight demand was slightly softer in January and February 2006 compared to a stronger freight market in January and February 2005. Freight demand continued to show softness in March 2006 but was about the same as March 2005, due principally to an easier comparison caused by a decline in seasonally adjusted freight demand from February 2005 to March 2005. For much of first quarter 2006, freight demand was geographically weaker in the western United States. As first quarter 2006 progressed, the Company experienced the typical seasonal improvement in freight demand from January to March.

     Werner is benefiting from actions taken by the Company during the last few years to lessen the impact of freight market fluctuations, particularly during first quarter that is historically the most challenging quarter of the year in terms of freight demand. These actions include managing more freight due to the expansion of the Company's Value Added Services division, increasing high-service multimodal freight that gives Werner the flexibility to use either truck or truck/rail service options, and reducing the percentage of the fleet that has one-way freight shipments.

     In its Form 10-K filing with the Securities and Exchange Commission
(SEC) on February 15, 2006, the Company estimated the negative impact of higher fuel costs on first quarter 2006 earnings compared to first quarter 2005 earnings to be three cents to four cents per share, assuming diesel fuel prices for the last seven weeks of first quarter 2006 remained at the average price for the first six weeks of 2006. Diesel fuel prices were relatively stable during this seven-week period, but the Company's average miles per gallon (mpg) was better than expected, resulting in a two-cent per share negative impact on first quarter 2006 earnings compared to first quarter 2005 earnings. The Company includes the following items in the calculation of the estimated impact of higher fuel costs on earnings for both periods: fuel pricing, fuel reimbursement to owner-operator drivers, lower mpg due to the increasing percentage of company-owned trucks with post-October 2002 engines, and anticipated fuel surcharge reimbursement.

     Diesel fuel prices for the first 17 days of April 2006 averaged 41 cents per gallon, or 24%, higher than the same period in April 2005. If diesel fuel prices remain at the average price for the first 17 days of April 2006 for the remaining eleven weeks of second quarter 2006, the Company estimates that fuel will have a negative impact on second quarter 2006 earnings compared to second quarter 2005 earnings of three cents to five cents per share. It is difficult to estimate the impact of higher fuel costs on earnings because of changing fuel pricing trends, the temporary lag effect of rapidly changing fuel prices on fuel surcharge revenues, and other factors. The actual impact of higher fuel costs on earnings could be higher or lower than estimated due to these factors.

     The driver recruiting and retention market is extremely challenging. The supply of qualified truck drivers continues to be constrained due to alternative jobs to truck driving that are available in today's economy. Also, the competitive market among truckload carriers for recruiting experienced drivers, student drivers, and owner-operator drivers has intensified. The Company continues to focus on driver quality of life issues such as developing more driving jobs with more frequent home time, providing drivers with newer trucks, and maximizing mileage productivity within the federal hours of service
(HOS) regulations.

     Werner Enterprises is the only truckload carrier with a Federal Motor Carrier Safety Administration (FMCSA) approved exemption for an electronic HOS system (paperless log system). The Company was fully prepared for the HOS changes that occurred beginning October 1, 2005 as it had made changes to its proprietary software to comply with the new regulations. For first quarter 2006, the Company's average miles per truck were only 1% lower than first quarter 2005, as the Company effectively managed the impact of the new HOS regulations in a softer freight market.

     As planned, the average age of the Company's truck fleet remained new at 1.25 years as of March 31, 2006. The percentage of the Company's truck fleet with post-October 2002 engines (EPA phase one) increased to 95% as of March 31, 2006 from 59% as of March 31, 2005. The Company continues to experience approximately 5% lower mpg with the post-October 2002 engines. It is the Company's intention to keep its fleet as new as possible during 2006, in advance of the federally mandated engine emission standards that are expected to increase operating costs for newly manufactured trucks beginning in January 2007 (EPA phase two).

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest domestic class 8 used truck sales companies and has been in business since 1992. Gains on sales of assets, primarily trucks and trailers, increased to $8.8 million in first quarter 2006 compared to $2.5 million in first quarter 2005. In first quarter 2006, the Company sold more trucks, realized higher gains per truck, and spent less on repairs per truck sold. In first quarter 2006, the Company began selling its oldest van trailers that have already reached the end of their depreciable life, and these trailer sales also resulted in equipment gains. The Company expects to continue to sell its oldest trailers during the remainder of 2006 as it replaces them with new trailers. Fuel prices have begun to rise in recent weeks, and this could have a negative impact on used truck pricing and unit sales of trucks. With the rapid rise in fuel prices in September and October 2005, the Company experienced a temporary decline in truck sales and pricing while fuel remained high. As fuel prices declined, unit sales and pricing improved. The number of the Company's trucks planned for sale for each of the remaining three quarters of 2006 should be approximately the same as the number of trucks sold in first quarter 2006, however the number of trucks planned for sale during each quarter of 2007 is expected to be significantly lower. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     On March 17, 2006, the Company filed a Form 8-K with the SEC disclosing that a customer, APX Logistics, Inc., declared bankruptcy owing the Company $7.2 million. Due to the significant uncertainty of collection of the amount owed by this customer, the Company recorded additional bad debt expense in the amount of $7.2 million in first quarter 2006. This is reflected as an expense in Other Operating Expenses in the Company's income statement.

     To provide customers with additional sources of capacity, the Company has been growing its non-asset based Value Added Services (VAS) division. VAS includes truck brokerage, freight transportation management, intermodal, and multimodal service offerings.

Value Added Services (amounts in 000's)          1Q06                1Q05
---------------------------------------   ----------------    ----------------
Revenues                                  $56,171   100.0%    $50,160   100.0%
Gross margin                                5,280     9.4       4,994    10.0
Operating income                            1,511     2.7       1,993     4.0


     Werner's expansion of its VAS service offerings assists customers by providing needed capacity while driving cost out of their freight system. The Company's VAS business operates with a lower operating income percentage, but realizes a substantially higher return on assets than the more capital-intensive truckload business due to the lower equipment investment. The Company continues to expect a tight truckload capacity market in 2006 with the extremely challenging driver market and historically high fuel prices, which could make it difficult to find qualified truckload capacity to meet VAS customer freight needs.

     During fourth quarter 2005, VAS expanded its small, but growing, intermodal presence by entering into an agreement with Union Pacific
(UP) to lease UP-owned containers for intermodal freight shipments. During first quarter 2006, VAS Intermodal was leasing 400 containers. VAS Intermodal incurred start-up costs during first quarter 2006 related to this container program which negatively impacted the total VAS gross margin and operating income shown above. VAS Intermodal has the option to, and expects to, increase the number of leased containers in 2006 as it further develops its intermodal freight program. Additional start-up costs will be incurred as this container program continues to expand in 2006.

     A comparison of the Company's truckload operating ratio, net of fuel surcharge revenues, and VAS operating ratio for first quarters 2006 and 2005 is shown below.


Operating Ratios                        1Q06        1Q05     Difference
----------------                       ------      ------    ----------
Truckload Transportation Services       90.5%       91.4%       -0.9%
Value Added Services                    97.3        96.0         1.3


     Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratio for first quarter 2006 and first quarter 2005 is 91.9% and 92.2%, respectively, if fuel surcharge revenues are included in revenues and not netted against operating expenses.

     In the first quarter of 2006, Werner adopted Statement of Financial Accounting Standards (SFAS) No. 123(R) for its share-based compensation plan on a modified prospective basis. Under SFAS No. 123(R), all share-based compensation cost is recognized as an expense in the income statement. In 2005 and prior years, the Company accounted for share-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, under which the Company recorded no compensation expense since the exercise price of the options equaled the fair market value of the underlying common stock on the date of grant. The Company recorded expense of $0.7 million in Salaries, Wages and Benefits (or 0.5 cents per share, net of taxes) in first quarter 2006. The estimated impact of this new accounting standard for the full year of 2006 is approximately two cents per share, representing the expense to be recognized for the unvested portion of awards granted to date. The Company cannot predict the earnings impact of any awards that may be granted in the future.

     The Company's financial position remains strong. The Company repaid $60 million of debt in first quarter 2006 and ended the quarter debt-free. Stockholders' equity grew to $866.7 million, or $11.00 per share. During first quarter 2006, the Company purchased 1 million shares of its stock at an average share price of $19.82. On April 14, 2006, the Company's Board of Directors approved a 6 million-share increase in the number of shares authorized and available for repurchase.

                                             INCOME STATEMENT DATA
                                                  (Unaudited)
                                   (In thousands, except per share amounts)

                                Quarter       % of         Quarter       % of
                                 Ended      Operating       Ended      Operating
                                3/31/06     Revenues       3/31/05     Revenues
                               --------     ---------     --------     ---------
Operating revenues             $491,922       100.0       $455,262       100.0
                               --------     ---------     --------     ---------

Operating expenses:
   Salaries, wages and
     benefits                   146,613        29.8        140,222        30.8
   Fuel                          88,646        18.0         67,628        14.9
   Supplies and maintenance      37,792         7.7         36,754         8.1
   Taxes and licenses            29,469         6.0         28,778         6.3
   Insurance and claims          19,195         3.9         23,200         5.1
   Depreciation                  41,101         8.3         39,637         8.7
   Rent and purchased
     transportation              88,019        17.9         82,567        18.1
   Communications and
     utilities                    4,895         1.0          5,442         1.2
   Other                           (630)       (0.1)        (1,803)       (0.4)
                               --------     ---------     --------     ---------
      Total operating
        expenses                455,100        92.5        422,425        92.8
                               --------     ---------     --------     ---------
Operating income                 36,822         7.5         32,837         7.2
                               --------     ---------     --------     ---------

Other expense (income):
   Interest expense                 273         0.1              4         0.0
   Interest income                 (995)       (0.2)          (965)       (0.2)
   Other                             41         0.0             27         0.0
                               --------     ---------     --------     ---------
      Total other expense
        (income)                   (681)       (0.1)          (934)       (0.2)
                               --------     ---------     --------     ---------

Income before income taxes       37,503         7.6         33,771         7.4
Income taxes                     15,474         3.1         13,850         3.0
                               --------     ---------     --------     ---------
Net income                      $22,029         4.5        $19,921         4.4
                               ========     =========     ========     =========

Diluted shares outstanding       80,963                     80,824
                               ========                   ========
Diluted earnings per share         $.27                       $.25
                               ========                   ========

                                      OPERATING STATISTICS
                             Quarter Ended              Quarter Ended
                                3/31/06     % Change       3/31/05
                             -------------  --------    -------------
Trucking revenues, net of
  fuel surcharge (1)           $368,256        2.9%       $357,866
Trucking fuel surcharge
  revenues (1)                   61,888       51.2%         40,936
Non-trucking revenues,
  including VAS (1)              58,980        9.9%         53,677
Other operating revenues (1)      2,798        0.5%          2,783
                             -------------              -------------
     Operating revenues (1)    $491,922        8.1%       $455,262
                             =============              =============

Average monthly miles per
  tractor                         9,834       -1.0%          9,932
Average revenues per total
  mile (2)                       $1.448        3.9%         $1.393
Average revenues per loaded
  mile (2)                       $1.663        5.3%         $1.579
Average percentage of empty
  miles                           12.91%       9.7%          11.77%
Average trip length in
  miles (loaded)                    585        2.1%            573
Total miles (loaded and
  empty) (1)                    254,317       -1.0%        256,846
Average tractors in service       8,620        0.0%          8,620
Average revenues per
  tractor per week (2)           $3,286        2.9%         $3,193
Capital expenditures, net (1)    $7,870                    $79,031
Cash flow from operations (1)  $103,520                    $67,025
Return on assets (annualized)       6.4%                       6.4%
Total tractors (at quarter
   end)
     Company                      7,820                      7,720
     Owner-operator                 830                        930
                             -------------              -------------
          Total tractors          8,650                      8,650

Total trailers (at quarter
  end)                           25,080                     23,710


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                 BALANCE SHEET DATA
                                        (In thousands, except share amounts)



                                          3/31/06                 12/31/05
                                        -----------              -----------
                                        (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                $55,140                  $36,583
   Accounts receivable, trade, less
     allowance of $15,536 and $8,357,
     respectively                           215,693                  240,224
   Other receivables                         15,105                   19,914
   Inventories and supplies                  10,936                   10,951
   Prepaid taxes, licenses and
     permits                                 13,439                   18,054
   Current deferred income taxes             21,414                   20,940
   Other current assets                      17,421                   20,966
                                        -----------              -----------
      Total current assets                  349,148                  367,632
                                        -----------              -----------

Property and equipment                    1,531,811                1,555,764
Less - accumulated depreciation             555,023                  553,157
                                        -----------              -----------
      Property and equipment, net           976,788                1,002,607
                                        -----------              -----------

Other non-current assets                     16,914                   15,523
                                        -----------              -----------

                                         $1,342,850               $1,385,762
                                        ===========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                         $53,346                  $52,387
   Current portion of long-term debt              -                   60,000
   Insurance and claims accruals             66,442                   62,418
   Accrued payroll                           20,353                   21,274
   Income taxes payable                       8,050                    4,443
   Other current liabilities                 17,772                   17,395
                                        -----------              -----------
      Total current liabilities             165,963                  217,917
                                        -----------              -----------

Other long-term liabilities                     633                      526

Insurance and claims accruals,
  net of current portion                     96,500                   95,000

Deferred income taxes                       213,073                  209,868

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     78,777,924 and 79,420,443 shares
     outstanding, respectively                  805                      805
   Paid-in capital                          103,951                  105,074
   Retained earnings                        796,138                  777,260
   Accumulated other comprehensive
     loss                                      (557)                    (259)
   Treasury stock, at cost;
     1,755,612 and 1,113,093
     shares, respectively                   (33,656)                 (20,429)
                                        -----------              -----------
      Total stockholders' equity            866,681                  862,451
                                        -----------              -----------
                                         $1,342,850               $1,385,762
                                        ===========              ===========


       Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,650 trucks and 25,080 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2005. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.